Exhibit 16.1

5400 W Cedar Ave Lakewood, CO 80226 Telephone: 303.953.1454 Fax: 303.945.7991

August 13, 2019

United States Securities and Exchange Commission
Office of the Chief Accountant

100 F Street, N.E.

Washington, D.C. 20549

Re: Guozi Zhongyu Capital Holdings Company (Melt, Inc.)

Ladies and Gentleman:

We have read the statements under item 4.01 in the Form 8-K dated August 13, 2019, of Guozi Zhongyu Capital Holdings Company (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants
Lakewood, CO